NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.
CLASS A COMMON STOCK PURCHASE WARRANT

SOUNDHOUND AI, INC.
Warrant Shares: [●]    Issue Date: [●]
This Warrant to Purchase Class A Common Stock (this “Warrant”) certifies that [●] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time prior to the Expiration Date (as defined below) until this Warrant is exercised in full or earlier terminated in accordance with terms and conditions set forth herein but not thereafter, to subscribe for and purchase from Soundhound AI, Inc., a Delaware corporation (the “Company”), up to [●] shares (as subject to adjustment hereunder, the “Warrant Shares”) of Class A common stock, par value $0.0001 per share (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Warrant Price, as defined in Section 1.1.
1.Terms and Exercise of Warrant
1.1Warrant Price. This Warrant shall entitle the Holder, subject to the provisions of this Warrant, to purchase from the Company the number of Warrant Shares stated herein, at the price of $2.59 per share, subject to the adjustments provided in Section 2 hereof (the “Warrant Price”).
1.2Exercise Period. This Warrant may be exercised at any time prior to the 10-year anniversary (the “Expiration Date”) of the original issue date of this Warrant. If this Warrant is not exercised on or before the Expiration Date, this Warrant shall become void, and all rights hereunder shall cease at the close of business on the Expiration Date.
1.3Exercise of Warrant.
1.3.1Payment. Subject to the provisions of this Warrant, this Warrant may be exercised, in whole or in part, by the Holder by surrendering it and a duly executed copy of the Notice of Exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”) at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder in accordance with Section 5.3 hereof), and by paying in full the Warrant Price for each Warrant Share as to which this Warrant is exercised and any and all applicable taxes due in connection with the exercise of this Warrant, as follows:
(a)by good certified check or good bank draft payable to the order of the Company or wire transfer; or
(b)by surrendering this Warrant for that number of Warrant Shares equal to the quotient obtained by dividing (x) the product of the number of Warrant Shares underlying this Warrant, multiplied by the difference between the Warrant Price and the Fair Market Value by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the Warrant Price. For purposes of this Section 1.3.1(b), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the five (5) trading days ending on the trading day prior to the date of exercise.
1.3.2Issuance of Shares of Common Stock. As soon as practicable after the exercise of this Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to Holder a certificate or certificates, or book entry position, for the number of shares of Common Stock to which it is entitled, registered in such name or names as may be directed by it, and if this Warrant shall not have been exercised in full, a new countersigned Warrant, or book entry position, for the number of shares as to which this Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle any exercise of this Warrant. This Warrant shall not be exercisable for cash and the Company shall not be obligated to issue shares of Common Stock upon exercise of this Warrant unless the Common Stock issuable upon such exercise of this Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Holder. This Warrant may not be exercised by, or securities issued to, the Holder in any state in which such exercise would be unlawful.
1.3.3Valid Issuance. All shares of Common Stock issued upon the proper exercise of this Warrant in conformity with the terms and conditions set forth herein shall be duly authorized, validly issued, fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof (other than liens arising under applicable securities laws and blue sky laws).
1.3.4Date of Issuance. Each person in whose name any book entry position or certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which this Warrant, or book entry position representing this Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate.
2.Adjustments.
2.1Stock Dividends; Split Ups. If after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of Warrant Shares issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.
2.2Aggregation of Shares. If after the date hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Warrant Shares issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
2.3Extraordinary Dividends. If the Company, at any time while this Warrant is outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock or other shares of the Company’s capital stock into which this Warrant is convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any stockholders waived their right to receive such dividend); provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 2.1 above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of the Company at such time (whether or not any stockholders waived their right to receive such dividend) and as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 2 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Warrant Shares issuable on exercise of this Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50. Solely for purposes of illustration, if the Company, at a time while this Warrant is outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Common Stock during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).
2.4Adjustments. Whenever the number of Warrant Shares purchasable upon the exercise of this Warrant is adjusted, as provided in Sections 2.1 and 2.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying the Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter.
2.5Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 2.1, 2.2 or 2.3 hereof or that solely affects the par value of the Common Stock or that may constitute or may be consummated as part of a Fundamental Transaction), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification or reorganization, or upon a dissolution following any such sale or transfer, that the Holder would have received if the Holder had exercised this Warrant immediately prior to such event. If any reclassification also results in a change in the Common Stock covered by Section 2.1, 2.2 or 2.3, then such adjustment shall be made pursuant to Sections 2.1, 2.2, 2.3, 2.4 and this Section 2.5. The provisions of this Section 2.5 shall similarly apply to successive reclassifications, reorganizations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of this Warrant.
2.6Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of shares of capital stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of a majority of the voting power of the then-outstanding shares of capital stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the capital stock or any compulsory share exchange pursuant to which the capital stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the voting power of the then-outstanding shares of capital stock (not including any shares of capital stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, at least ten (10) trading days prior to the consummation of such Fundamental Transaction, the Company shall provide written notice to the Holder, and if this Warrant is not fully exercised prior to the consummation of such Fundamental Transaction, then this Warrant shall be automatically cashless exercised pursuant to the provisions of Section 1.3.1(b) hereof immediately prior to the consummation of such Fundamental Transaction, and this Warrant shall immediately terminate and be of no further force and effect upon the consummation of such Fundamental Transaction.
2.7Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of this Warrant, the Company shall give written notice thereof to the Holder, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
2.8No Fractional Shares. Notwithstanding any provision contained in this Warrant to the contrary, the Company shall not issue fractional shares of Common Stock upon an exercise of this Warrant. If, by reason of any adjustment made pursuant to this Section 2, the Holder would be entitled, upon the exercise of this Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of the number of shares of Common Stock to be issued to such holder.
2.9Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 2, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in this Warrant initially issued. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

3.Transfer of Warrant.
3.1Transferability. Neither this Warrant nor any interest therein shall be transferred or assigned, in whole or in part, directly or indirectly, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and any attempted transfer or assignment without such consent shall be void; provided that the Holder may transfer all or a portion of this Warrant to (i) its Affiliates, (ii) any transferee (or any Affiliate of such transferee) of at least 80% of the Holder’s portion of the Loans (as defined in that certain Senior Secured Term Loan Credit Agreement, dated as of [●] (the “Credit Agreement”), by and among the Company, as the Borrower, [●] (the “Administrative Agent”), as the Administrative Agent for the Lenders and Collateral Agent for the Secured Parties from time to time party thereto, and the Lenders party thereto), and (iii) [●] or its Affiliates, in each case, without the consent of the Company to the extent such transferee has agreed in writing to assume the obligations of Holder under this Warrant. Subject to the foregoing restrictions, applicable laws and the restriction on transfer set forth on the first page of this Warrant, in connection with any transfer of this Warrant, the Holder shall deliver this Warrant and the form of assignment attached hereto as Exhibit B to the Company, and the transferee shall sign an investment representation letter in form and substance reasonably satisfactory to the Company. For purposes of this Warrant, “Affiliate” shall mean, with respect to any entity, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such entity, but in each case excluding any portfolio companies. For purposes of the definition of “Affiliate,” the term “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.
3.2Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants as follows:
3.2.1Holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act; and
3.2.2Holder is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling the Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.
4.Other Provisions Relating to Rights of Holder.
4.1No Rights as Stockholder. This Warrant does not entitle the registered Holder to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
4.2Lost, Stolen, Mutilated, or Destroyed Warrants. If this Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as this Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.
4.3Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of this Warrant.
5.Miscellaneous Provisions.
5.1Stockholder Approval. Following the execution of this Warrant but prior to the date on which this Warrant has been exercised as to all of the Warrant Shares subject hereto, if the ownership of the outstanding shares of Common Stock or total voting power of the Company change such that the exercise of this Warrant would (a) become a 20% Issuance (as defined in Nasdaq Stock Market Rule 5635) at a price that is less than the Minimum Price (as defined in Nasdaq Stock Market Rule 5635) or (b) otherwise require stockholder approval under any applicable law or regulation, the Company shall use commercially reasonable efforts to obtain the requisite stockholder approval in accordance with Nasdaq Stock Market Rule 5635 or such applicable law or regulation as soon as practicable.

5.2Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company shall bind and inure to the benefit of their respective successors and assigns.
5.3Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at SoundHound AI, Inc., 5400 Betsy Ross Drive, Santa Clara, CA 95054, Attention: Nitesh Sharan, Email: nsharan@soundhound.com, or such facsimile number, email address or address as the Company may specify for such purposes by notice to the Holder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile number, e-mail address or address set forth on the Holder’s signature page hereto or such facsimile number, email address or address as the Holder may specify for such purposes by notice to the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (Pacific time) on any date, (ii) the next trading day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a trading day or later than 5:30 p.m. (Pacific time) on any trading day, (iii) the second trading day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any subsidiaries, the Company shall simultaneously file such notice with the United States Securities and Exchange Commission pursuant to a Current Report on Form 8-K.
5.4Applicable Law; Exclusive Forum. The validity, interpretation, and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5.3 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in this Warrant shall be deemed to have notice of and to have consented to the forum provisions in this Section 5.4. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “Foreign Action”) in the name of the Holder, such Holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “Enforcement Action”), and (y) having service of process made upon such Holder in any Enforcement Action by service upon such Holder’s counsel in the Foreign Action as agent for such Holder.
5.5Persons Having Rights under this Warrant. Nothing in this Warrant expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.
5.6Counterparts. This Warrant may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
5.7Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.
5.8Amendments. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

5.9Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
5.10Tax Treatment. The parties hereto acknowledge and agree that this Warrant is part of an “investment unit” within the meaning of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), which includes the Loans made by the Holder on the closing date under the Credit Agreement. Notwithstanding anything to the contrary contained herein or in the Credit Agreement, the parties hereto further agree to work together in good faith to determine the portion of the “issue price” of such investment unit allocated to such Loans under Section 1273(b) of the Code and the aggregate fair market value of this Warrant on the closing date, in each case, for U.S. federal, state and local income tax purposes; provided, however, that if the parties are unable to agree on such amounts within 30 days after the closing date, the amounts shall be based on a valuation performed by an internationally recognized accounting firm or an external financial advisor (in each case, the “Advisor”) within 90 days after the closing date. Upon the final determination of such amounts, each party hereto agrees to use the issue price and fair market value, as applicable, as determined in accordance with the foregoing, for all income tax, financial accounting and regulatory purposes with respect to this transaction.
[signature page follows]

In Witness Whereof, the parties have caused this Warrant to be duly executed as of the date first above indicated.
SOUNDHOUND AI, INC.

By:
Dr. Keyvan Mohajer
Chief Executive Officer

Signature Page to Class A Common Stock Purchase Warrant

[HOLDER NAME]
By:
Name:
Title:

Address:

with a copy (which shall not constitute notice) to:

Signature Page to Class A Common Stock Purchase Warrant

EXHIBIT A
NOTICE OF EXERCISE

TO: SOUNDHOUND AI, INC.
(1)The undersigned hereby elects to purchase:
    ________ shares of Class A common stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any
    ________ shares of Class A common stock of the Company pursuant to the terms of the net exercise provisions set forth in Section 1.3.1(b) of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.
(2)Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:
(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]
Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

Notice of Exercise

EXHIBIT B
ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to the below Transferee.

Transferee’s Name and Signature:

Transferee’s Address:

Phone Number:
Email Address:
Dated:

Holder’s Name and Signature:

Holder’s Address:

Assignment Form